Exhibit 99.1

NEWS
For immediate release

Contact:	Chris Mason
Director, Corporate Communications
(630) 227-2062, chris.mason@aarcorp.com

AAR ANNOUNCES FAVORABLE RULING IN MICHIGAN ENVIRONMENTAL CASE

WOOD DALE, ILLINOIS, August 10, 2009 — AAR CORP. (NYSE: AIR) announced today that the Wexford County Circuit Court issued a decision on August 7, 2009 fully exonerating AAR Manufacturing, Inc., a subsidiary of AAR CORP., in a case brought by the Michigan Department of Environmental Quality (MDEQ).  The Court found that AAR Manufacturing was not responsible in any respect for the alleged release of environmental contamination at and in the vicinity of its Cadillac, Michigan facility.

The Court’s decision, following a 12-day trial that ended in February 2009, upheld the Company’s position by holding that the evidence did not establish that there was a release of contaminants at or near the Cadillac facility since the date of the 1985 consent decree that was previously agreed to by the parties.  The Court further held that there was no relevant evidence suggesting that the Company was not in full compliance with the 1985 consent decree.  AAR stated that it intends to seek from the MDEQ the reimbursement of the Company’s costs and expenses incurred in this litigation.

The decision is consistent with the Company’s long-standing commitment to assuring that each of its businesses operates in an environmentally and socially responsible manner and in compliance with governing rules and regulations.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.